SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following was published as an advertisement in Sunday’s Houston Chronicle:

AN OPEN LETTER FROM OSCAR S. WYATT, JR. TO THE FORMER SHAREHOLDERS OF THE

COASTAL CORPORATION

WHO NOW OWN SHARES OF EL PASO CORPORATION

I owe an apology to those of you who still hold your El Paso shares as a result of Coastal’s merger with El Paso. When El Paso offered Coastal an approximately 30% increase in its market value in the form of a tax-free exchange of your Coastal shares for those of El Paso, I consulted many people and decided to recommend to the Coastal Board and, subsequently, to you that we accept the offer. Regrettably, the ill-advised decisions made by El Paso’s Board and management, post merger, have turned a promising opportunity into a disaster.

At the time, Coastal’s Board and management believed we could not pass up this opportunity. As your fiduciaries, we and our financial advisors evaluated the quality of Coastal’s assets and El Paso’s extensive gas pipelines and believed that a combination would make the new El Paso a company with world-class, core businesses that would enable all of the “new” company’s stakeholders—its customers, employees, communities and, most of all, its shareholders—to benefit from the merger. On paper, the plan looked unbeatable—in reality, this dream turned into a nightmare. In my mind, the reason for this sad development can be summed up as abysmal execution by El Paso’s Board and management.

As background, please remember that I have never served as an officer or as a director of El Paso (and have no plans to do so in the future).

When the merger was negotiated, Coastal’s then-CEO agreed to serve on the Board of El Paso for at least two years, which gave me a certain degree of security for our shareholders. He resigned after eight months. After his departure, I started discussing the many corporate problems I saw at El Paso, and their possible solutions, with Bill Wise, El Paso’s former CEO. I tried every method I could to convince him to run the company in a business-like manner rather than taking actions reminiscent of Enron, such as high-risk trading activities and off-balance sheet financing. My pleas fell on deaf ears. It became clear to me that the real objective of Mr. Wise and his management team after acquiring Coastal was to extract as much compensation for themselves, in any form and in any way they could from El Paso. What such behavior would cost you, the shareholder or pensioner, was apparently immaterial to him or his Board.

For someone like me who founded a company, The Coastal Corporation, almost 50 years ago and, with your help and hard work, took it, from an $800 investment, funded by a loan against my car, to an $18 billion enterprise, only to have El Paso drag it down to the present level, is truly heartbreaking. Much worse is the fact that our employees and pensioners have a large percentage of their personal future and income in serious jeopardy because of decisions the current Board, Mr. Wise and others made after Coastal was acquired. For this, I apologize and I am doing everything I can to make amends.

As many of you know, in an effort to turn El Paso around, a proxy contest has been launched to replace the current Board. You can help save El Paso by signing, dating, and returning the BLUE proxy card you’ve received or soon will receive (and by discarding any white card from the current El Paso Board).

Here’s why the current board should be replaced:

1.	The El Paso Board, as presently constituted, has more than a substantial majority of the same Board members that participated in the near destruction of El Paso.

2.	The current Chairman & CEO, Ronald Kuehn, the current President of the Corporation, Brent Austin (formerly the Chief Financial Officer and who recently has announced his resignation as President), and Dwight Scott, the current Chief Financial Officer, still carry the executive authority of these offices. These are the same men who participated in the post-merger, off-balance sheet financing transactions, telecommunications, liquefied natural gas (“LNG”), Merchant Energy, and other failed business plans that cost El Paso shareholders billions of dollars. All of these people should be removed. But, it is clear that the current El Paso Board will not act unless they are pressured to do so. That is not the way a board should operate. This board should be replaced with directors who look out for YOUR interests, and not the interests of themselves and management.

3.	While contending that they and their management had actually done no wrong, the current El Paso directors recently agreed to pay California and other West Coast customers a stunning $1.7 billion related to the recent energy crisis there. Making the same contention, they also agreed to pay a fine of $20 million to the Commodity Futures Trading Commission. These and other cash-depleting decisions ultimately caused El Paso’s bonds to be downgraded to junk and increased the company’s cost of borrowing, thus burdening every shareholder more and more as each day passes.

4.	El Paso Energy Partners, a separate publicly traded company in which El Paso Corporation has a significant interest, just recently changed its name to GulfTerra Energy Partners. The reason given was that they didn’t want to be publicly associated with El Paso Corporation (something that is quite understandable), though all of the operating personnel have been and are today employees of El Paso Corporation.

5.	In order for the banks to renew their credit line for $3 billion, El Paso’s Board had to pledge and put liens on substantially all of the company’s assets. Apparently, the banks would no longer give the company unsecured credit.

6.	The current Board’s ongoing bargain basement sale of core assets, while calling them non-core, is resulting in the further shrinking of El Paso’s earnings.

7.	The current Board’s attempts to try to copy and implement some of the business plans proposed by Selim Zilkha and his nominees will not succeed because of the lack of confidence in the incumbent Board’s business and policy decision-making abilities.

In stark contrast, the Zilkha slate of board members offer credibility and sound, solid track records:

1.	Eight out of nine nominees on the Zilkha slate have extensive energy-related business experience and impeccable business reputations. The ninth person is a highly respected former Federal judge who is well versed in matters dealing with the energy industry.

2.	This distinctive group has a proactive business plan and strategy. These proven leaders, moreover, are dedicated to fiscal responsibility and a focus on real cash, on cash economic returns to shareholders. The incumbent Board has now taken some of the ideas advanced by Mr. Zilkha and is trying to claim credit for them. But changing the wrapping on the package never changes what’s inside the box.

3.	The Zilkha Board is acutely aware of the problems facing El Paso and of the existing El Paso board-driven culture of “easy money,” a culture that must be changed. The proposed Zilkha Board possesses the sound judgment and business acumen to solve El Paso’s many problems and, just as important, can hit the ground running.

Please help me and our fellow shareholders replace the incumbent El Paso Board before it is too late.

VOTE THE BLUE CARD FOR THE ZILKHA BOARD!! (DISCARD THE WHITE CARD)

Thank you in advance for your vote to save El Paso.

Sincerely,

OSCAR S. WYATT, JR.

P.S.    TO THE SHAREHOLDERS BE TRUE—VOTE BLUE!!

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

Toll-free, at 1-877-750-5837.

For more information, please visit www.saveelpasonow.com.

Do not for any reason return the white card sent to you by El Paso. Doing so may revoke your vote for us. Remember—only your latest dated proxy will count. If you have returned a white proxy card in error you have every legal right to change your vote by signing, dating and returning a new BLUE proxy card today.

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s web site at http://www.sec.gov. You may also access copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this letter may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

This letter may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this letter, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.